Exhibit 99.1

UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial

Information for the Period Ending March 31, 2008

Amsterdam, the Netherlands – May 8, 2008: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months (“Q1”) ended March 31, 2008. UPC Holding is an indirect wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of May 2008.

Highlights for the quarter ended March 31, 2008 as compared to the results for the same period last year (unless noted) include:

•	An organic[1] increase of 171,000 RGUs[2] since year-end 2007

•	Revenue growth of 6% to €870 million

•	Operating cash flow (“OCF”)[3] growth of 16% to €393 million

•	OCF margin[4] of 45.2%, a 400 basis point improvement

•	Operating income increased from €56 million to €112 million

Financial Results

For the three months ended March 31, 2008, revenue increased 6% to €870 million from €822 million for the three months ended March 31, 2007. The continued increase in revenue was driven primarily by volume-related organic growth and to a lesser extent, foreign currency effects and acquisitions. Rebased5 revenue growth, which is growth adjusted for foreign currency effects and acquisitions, was 4% for the three months ended March 31, 2008, as compared to the prior year period. Our Chilean operation (“VTR”) and our UPC Broadband Division (“UPC”) achieved rebased revenue growth of 10% and 3% in the quarter, respectively, as compared to the three months ended March 31, 2007. In the quarter, our revenue results at UPC were impacted by our operations in Austria, and several Central and Eastern European (“CEE”) countries, which experienced product-specific ARPU6 compression, primarily as a result of reduced pricing and bundling offers in response to competitive challenges.

For the three months ended March 31, 2008, operating cash flow increased 16% to €393 million from €339 million for the three months ended March 31, 2007. This reflects a 14% rebased OCF growth rate in the quarter, as compared to the prior year period. In terms of our reporting segments, UPC and VTR attained rebased OCF growth in the quarter of 13% and 19%, respectively. Within Europe, our Polish and Irish operations were the strongest performers in terms of rebased OCF growth. In addition, our operations in the Netherlands posted a 15% rebased growth rate, their highest since the second quarter of 2007.

[1]

Organic figures exclude revenue generating units (“RGUs”) of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

[2]	Please see footnotes to the subscriber table for the definition of RGUs.

[3]	Please see page 7 for an explanation of operating cash flow and a reconciliation to operating income.

[4]	OCF margin is calculated by dividing OCF by revenue for the applicable period.

[5]

For the purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2008, we have adjusted our historical 2007 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in the respective 2007 rebased amounts to the same extent that the revenue and OCF of such entities are included in the 2008 results and (ii) reflect the translation of our 2007 rebased amounts at the applicable average exchange rates that were used to translate our 2008 results. Please see page 4 for supplemental information.

[6]	ARPU refers to the average monthly subscription revenue per average RGU.

With respect to our OCF margin, we experienced substantial improvement across all of our reporting segments. We generated an OCF margin of 45.2% for the three months ended March 31, 2008, which represents a 400 basis point improvement over our OCF margin of 41.2% for the three months ended March 31, 2007. In particular, UPC and VTR realized margin improvements of 410 and 300 basis points, respectively, for the three months ended March 31, 2008 as compared to the prior year period. The increase at UPC was not only aided by margin improvement at both our Western and Central and Eastern European segments, but also by managing our central and corporate costs.

Operating Statistics

At March 31, 2008, our total RGU base was 15.5 million, consisting of 10.0 million video, 3.4 million broadband internet and 2.1 million telephony subscribers. During the first quarter of 2008, we added 192,000 RGUs, including 171,000 organic additions. Since March 31, 2007, we have increased our total RGU base by approximately 7% or 981,000 RGUs.

Bundling initiatives continue to drive solid results for our multi-play strategy and ARPU per customer growth. We recently introduced new, simplified bundles in a number of countries, including the Netherlands and Hungary. Of our 10.6 million customers at March 31, 2008, over 30% of our base or 3.3 million customers take at least two of our services. Furthermore, we have generated excellent growth in our triple play customer base, adding 451,000 triple play customers in the last twelve months. We now have 1.6 million triple play customers representing 15% of our base. The most significant bundling growth has recently occurred in our CEE markets, particularly, Poland, Hungary and Romania. In terms of a benchmark, our Chilean operation is the bundling leader, with approximately 40% of its customer base subscribing to the triple play.

Our organic growth continues to be driven by the success of our advanced services7. For the quarter, we added 128,000 broadband internet and 106,000 telephony subscribers, and lost 63,000 video subscribers. Broadband internet and telephony remain consistent performers, as speed leadership, high-value voice plans, and bundling and tiering offers, have supported the growth in these products. In particular, our operations in CEE showed continued strength, as organic internet and telephony additions increased by 4% and 20%, respectively, over the quarter ended March 31, 2007. In terms of our penetrations, we ended the first quarter with 26% internet penetration and 17% telephony penetration.

With respect to video, our organic loss in the quarter reflects increased competition in certain of our markets and/or higher levels of churn, particularly in the Netherlands, Austria, Hungary and the Czech Republic. In terms of digital (digital cable and DTH), we added 153,000 organic digital subscribers, of which more than 141,000 were digital cable additions. Our organic digital cable additions represent an approximate 178% increase over additions in the comparable prior year period. Our operations in Austria, Chile, the Czech Republic and Switzerland accounted for a majority of our digital cable additions in the quarter.

As a result of our strong level of digital cable additions over the last twelve months, we have brought our digital cable penetration to 17%, a 560 basis point increase from our digital penetration at March 31, 2007. Our digital growth has continued to gain momentum, as we have added more than 100,000 subscribers for the third consecutive quarter. Additionally, we are now offering digital cable in 10 of our 11 markets, and are positioned to launch in Poland later this month. Importantly, our digital product, particularly the take-up of advanced digital features, has been instrumental in driving video ARPU,especially in the Netherlands. In the first quarter, we

[7]	Advanced services represent our services related to digital video (including digital cable and DTH), broadband internet and telephony.

generated incremental digital video ARPU of €10 on our base of 563,000 digital subscribers in the Netherlands, a substantial increase over our incremental digital video ARPU of €4 at year end 2006 and €8 at year end 2007. As we continue to roll-out advanced digital video features and leverage our common digital platform, we expect our European video ARPU to be positively impacted.

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of March 31, 2008, UPC Holding operated state-of-the-art networks that served 10.6 million customers across 11 countries in Europe and Chile.

Disclaimer

This press release contains forward-looking statements, including our insights and expectations regarding competition in our markets, our growth potential, the timing and impact of digital products and services, our anticipated borrowing availability after completion of our first quarter bank reporting requirements, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of UPC Holding’s services and their willingness to upgrade to our more advanced offerings, our ability to meet competitive challenges, continued growth in services for digital television at a reasonable cost and the positive impact of such growth on our European video ARPU, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale and our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in UPC Holding’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

On July 29, 2005, UPC Holding issued €500 million of 7.75% Senior Notes due 2014 and on October 10, 2005, UPC Holding issued a further €300 million of 8.63% Senior Notes due 2014. Furthermore, on April 17, 2007, Cablecom Luxembourg SCA’s €300 million Senior Notes due 2016 became the direct obligation of UPC Holding on terms substantially identical (other than as to interest, maturity and redemption) to those governing the existing UPC Holding €500 million and €300 million Senior Notes. UPC Holding is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding B.V. (“UPC Broadband Holding”), a wholly-owned subsidiary of UPC Holding, is a borrower and UPC Holding is a guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding Bank Facility”) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its March 31, 2008 results. The financial information contained herein is preliminary and subject to change. UPC Holding presently expects to issue its unaudited condensed consolidated financial statements prior to the end of May 2008, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes Molly Bruce K.C. Dolan	+1.303.220.6693 +31.20.778.9907 +1.303.220.6686	Bert Holtkamp	+31.20.778.9447

Selected Financial Data

The following tables provide selected, preliminary revenue and operating cash flow data for the three months ended March 31, 2008 and 2007 for each reportable segment of UPC Holding. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services. At March 31, 2008, our operating segments in UPC Holding provided services in eleven countries, consisting of our UPC Broadband Division in Europe and VTR in Chile. Other Central and Eastern Europe includes our operating segments in the Czech Republic, Poland, Romania, Slovakia and Slovenia.

On April 16, 2007, in connection with the refinancing of a portion of the UPC Broadband Holding Bank Facility, Cablecom Holdings GmbH and its subsidiaries became subsidiaries of UPC Broadband Holding. In connection with the same refinancing, Liberty Global’s indirect 80% interest in VTR Global Com, S.A. was also transferred to a subsidiary of UPC Broadband Holding on May 23, 2007. These transactions are considered common control transfers and UPC Holding’s 2007 results have consequently been restated to include Cablecom and VTR for all periods presented.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2008, we have adjusted our historical revenue and OCF for the three months ended March 31, 2007 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in our rebased amounts for the three months ended March 31, 2007 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2008 and (ii) reflect the translation of our rebased amounts for the three months ended March 31, 2007 at the applicable average exchange rates that were used to translate our results for the three months ended March 31, 2008. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months ended March 31, 2007 include Telesystems Tirol and five small acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2007 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. generally accepted accounting principles (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2007 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2007 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2008 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2007. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s March 31, 2008 financial statements. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects (“FX”), and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€200.7	€192.2	€8.5	4.4%	4.4%	—
Switzerland	168.2	158.1	10.1	6.4%	5.2%	—
Austria	93.2	91.5	1.7	1.9%	1.9%	—
Ireland	58.9	56.2	2.7	4.8%	4.8%	—

Total Western Europe	521.0	498.0	23.0	4.6%	4.2%	3.3%

Hungary	66.7	68.7	(2.0)	(2.9)%	(0.2)%	—
Other Central and Eastern Europe	156.7	140.0	16.7	11.9%	8.2%	—

Total Central and Eastern Europe	223.4	208.7	14.7	7.0%	5.5%	4.2%

Central and corporate operations	1.3	4.1	(2.8)	(68.3)%	(68.3)%	—

Total UPC Broadband Division	745.7	710.8	34.9	4.9%	4.2%	3.2%

VTR (Chile)	124.4	110.9	13.5	12.2%	9.8%	9.8%

Total UPC Holding	€870.1	€821.7	€48.4	5.9%	4.9%	4.1%

Operating Cash Flow

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€112.4	€97.6	€14.8	15.2%	15.2%	—
Switzerland	88.3	78.7	9.6	12.2%	10.9%	—
Austria	45.8	44.1	1.7	3.9%	3.9%	—
Ireland	22.6	17.3	5.3	30.6%	30.6%	—

Total Western Europe	269.1	237.7	31.4	13.2%	12.8%	11.7%

Hungary	34.2	33.9	0.3	0.9%	3.7%	—
Other Central and Eastern Europe	79.5	67.6	11.9	17.6%	12.4%	—

Total Central and Eastern Europe	113.7	101.5	12.2	12.0%	9.5%	8.6%

Central and corporate operations	(40.2)	(41.9)	1.7	4.1%	4.1%	—

Total UPC Broadband Division	342.6	297.3	45.3	15.2%	14.0%	12.8%

VTR (Chile)	50.4	41.6	8.8	21.2%	18.5%	18.5%

Total UPC Holding	€393.0	€338.9	€54.1	16.0%	14.6%	13.5%

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details UPC Holding’s consolidated third-party debt and cash and cash equivalents as of March 31, 2008 and December 31, 2007:

	As of March 31, 2008	As of December 31, 2007
	amounts in millions
UPC Broadband Holding Bank Facility	€4,841.8	€4,942.9
UPC Holding Facility	250.0	250.0
UPC Holding 7.75% Senior Notes due 2014	500.0	500.0
UPC Holding 8.63% Senior Notes due 2014	300.0	300.0
UPC Holding 8.0% Senior Notes due 2016	300.0	300.0
VTR Bank Facility[8]	297.5	322.5
Other debt, including capital lease obligations	29.7	27.5

Total third party debt	€6,519.0	€6,642.9

Cash and cash equivalents	€61.4	€153.6
Restricted cash[9]	299.7	324.4

Total cash and cash equivalents including restricted cash	€361.1	€478.0

As of March 31, 2008, total third-party debt, including other debt and capital lease obligations, was €6,519 million, while total cash and cash equivalents including restricted cash was €361 million. The UPC Broadband Holding Bank Facility includes borrowings under facilities M and N term loans as well as any amounts drawn from the €1.08 billion in redrawable term loan facilities I (€250 million) and L (€830 million). As of March 31, 2008, commitments under facilities I and L remained undrawn. Of total commitments, we estimate that we will have approximately €913 million of availability upon completion of first quarter bank reporting requirements. The change in total third-party debt from December 31, 2007 is primarily due to the impact of foreign currency fluctuations.

Covenant Calculations

Based on the results for March 31, 2008 and subject to the completion of first quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.41x10. The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.28x10.

[8]

An amount equal to the outstanding principal and interest balance due under the VTR Bank Facility is held in a cash collateral account that is reflected as restricted cash in our consolidated balance sheet.

[9]	Of this amount, €298 million and €323 million of restricted cash relates to our VTR Bank Facility as of March 31, 2008 and December 31, 2007, respectively.

[1][0]

Our covenant calculations are based on debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the three months ended March 31, 2008 and 2007:

	Three months ended March 31,
	2008	2007
	amounts in millions
UPC Broadband Division:
The Netherlands	€41.7	€51.5
Switzerland	28.8	37.2
Austria	11.4	13.5
Ireland	16.4	25.3

Total Western Europe	98.3	127.5

Hungary	17.7	15.9
Other Central and Eastern Europe	44.9	34.9

Total Central and Eastern Europe	62.6	50.8

Central and corporate operations	17.9	27.6

Total UPC Broadband Division	178.8	205.9

VTR (Chile)	31.2	31.1

Total UPC Holding	€210.0	€237.0

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and certain other operating charges and credits as indicated in the following table). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. A reconciliation of UPC Holding’s segment operating cash flow to operating income is presented below. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income.

	Three months ended March 31,
	2008	2007
	amounts in millions
Total segment operating cash flow	€393.0	€338.9
Stock-based compensation expense	(8.4)	(14.1)
Depreciation and amortization	(270.3)	(270.5)
Related party management credits	0.7	4.7
Impairment, restructuring and other operating charges	(2.7)	(2.6)

Operating income	€112.3	€56.4

Operating Data Table

	Operating Data – March 31, 2008 - UPC Holding B.V. Consolidated
	Homes Passed (1)	Two-way Homes Passed (2)	Customer Relation- ships (3)	Total RGUs (4)	Video					Internet		Telephony
					Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)
UPC Broadband Division:
The Netherlands	2,714,500	2,608,200	2,121,800	3,274,400	1,555,900	562,700	—	—	2,118,600	2,608,200	650,300	2,545,400	505,500
Switzerland(13)	1,857,100	1,316,000	1,558,600	2,323,100	1,257,600	299,700	—	—	1,557,300	1,506,000	467,800	1,504,000	298,000
Austria	1,080,200	1,080,200	741,000	1,168,700	464,400	77,000	—	—	541,400	1,080,200	433,100	1,080,200	194,200
Ireland	864,400	422,100	588,900	679,000	247,500	229,400	—	101,700	578,600	422,100	86,500	248,700	13,900

Total Western Europe	6,516,200	5,426,500	5,010,300	7,445,200	3,525,400	1,168,800	—	101,700	4,795,900	5,616,500	1,637,700	5,378,300	1,011,600

Hungary	1,170,900	1,123,200	978,200	1,378,200	696,400	—	173,000	—	869,400	1,123,200	299,400	1,125,600	209,400
Romania(14)	2,058,900	1,577,300	1,341,400	1,661,100	1,167,900	48,800	124,700	—	1,341,400	1,452,000	207,500	1,390,100	112,200
Poland	1,969,900	1,588,000	1,070,300	1,468,100	1,013,600	—	—	—	1,013,600	1,588,000	326,200	1,548,200	128,300
Czech Republic	1,255,400	1,083,400	773,200	1,046,700	408,600	155,500	122,900	—	687,000	1,083,400	268,000	1,080,400	91,700
Slovakia	464,700	341,600	305,300	356,000	255,400	6,100	29,900	7,200	298,600	312,800	45,000	169,100	12,400
Slovenia	198,000	143,000	152,700	211,400	147,800	1,100	—	3,800	152,700	143,000	45,300	143,000	13,400

Total Central and Eastern Europe	7,117,800	5,856,500	4,621,100	6,121,500	3,689,700	211,500	450,500	11,000	4,362,700	5,702,400	1,191,400	5,456,400	567,400

Total UPC Broadband Division	13,634,000	11,283,000	9,631,400	13,566,700	7,215,100	1,380,300	450,500	112,700	9,158,600	11,318,900	2,829,100	10,834,700	1,579,000

VTR (Chile)	2,452,600	1,662,400	1,002,400	1,963,900	638,700	221,300	—	—	860,000	1,662,400	538,700	1,640,000	565,200

Total UPC Holding B.V.	16,086,600	12,945,400	10,633,800	15,530,600	7,853,800	1,601,600	450,500	112,700	10,018,600	12,981,300	3,367,800	12,474,700	2,144,200

Footnotes to Operating Data Table:

(1)    Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS subscriber is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13), or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or for Austria GmbH’s unbundled loop and shared access network.

(2)    Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s partner networks or for Austria GmbH’s unbundled loop and shared access network.

(3)    Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)    Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.

(5)    Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 629,700 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)    Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include this group of subscribers in Cablecom’s Digital Cable Subscribers. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)    DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)    MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)    Internet Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive broadband internet services. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)  Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)  Telephony Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)  Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers as of March 31, 2008, exclude an aggregate of 67,000 mobile telephony subscribers in the Netherlands. Also, our Telephony Subscribers do not include customers that receive services via resale arrangements. Our Telephony Subscribers in Austria include residential subscribers served by Austria GmbH through an unbundled loop.

(13)  Pursuant to service agreements, Cablecom offers digital cable, broadband internet and telephony services over networks owned by third party cable operators (partner networks). A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and Telephony Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our March 31, 2008 subscriber table is based on December 31, 2007 data. In our March 31, 2008 subscriber table, Cablecom’s partner networks account for 56,300 Customer Relationships, 94,900 RGUs, 34,500 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephony Homes Serviceable, 37,200 Internet Subscribers, and 23,200 Telephony Subscribers. In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2008 subscriber table.

(14)  In Romania, we did not disconnect any non-paying subscribers during the first quarter of 2008 due to an ongoing conversion to a new billing system. Subsequent to March 31, 2008, the billing system conversion was completed and we reinitiated our non-pay disconnect procedures.

Additional General Notes to Tables:

With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors adds complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.